UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 21, 2012

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania		19406
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2011 Annual Incentive Bonuses:

On March 21, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of Universal Health Services, Inc. (the “Company”) certified the level of attainment of the 2011 performance goals under the Universal Health Services, Inc. Executive Incentive Plan (the “Plan”) and authorized the payment of an annual incentive bonus to the Executive Officers, as indicated below.

Name	Title	Annual Incentive Bonus for 2011	% of 2011 Annual Base Salary
Alan B. Miller	Chief Executive Officer and Chairman of the Board	$2,716,105	194%
Marc D. Miller	President	$703,035	126%
Steve G. Filton	Senior Vice President and Chief Financial Officer	$456,887	97%
Debra K. Osteen	Senior Vice President	$521,082	99%
Richard C. Wright	Vice President	$61,447	19%

Consistent with previous years, the amounts of the annual incentive bonuses for Messrs. Alan B. Miller, Marc D. Miller and Steve G. Filton were derived as a percentage of their annual salaries based on the achievement of corporate performance criteria. Consistent with previous years, the amount of the annual incentive bonus for Ms. Osteen was derived as a percentage of her annual salary based on the achievement of divisional and corporate performance criteria. Also consistent with previous years, the amount of the annual incentive bonus for Mr. Wright was derived as a percentage of his annual salary based on the achievement of corporate performance criteria and, if applicable, on specified operating income targets of designated acquired facilities and/or profitability of third-party hospital construction contracts (neither of which were applicable during 2011).

2012 Annual Incentive Bonus Performance Goals

On March 21, 2012, the Committee approved specific bonus formulae for the determination of annual incentive compensation for the Company’s executive officers pursuant to the Plan for the year ending December 31, 2012. Under the formulae approved by the Committee, each of the Company’s executive officers was assigned a percentage of such executive officer’s 2012 base salary as a target bonus. The target bonus award indicated below for Mr. Alan B. Miller is stipulated in his employment agreement dated December 27, 2007. The following table shows each executive officer’s target bonus as a percentage of his or her base salary for 2012. The 2012 target awards for Messrs. Alan B. Miller, Marc D. Miller, Steve G. Filton and Ms. Debra K. Osteen are unchanged from the 2011 target awards. Mr. Marvin G. Pember’s employment commenced in August, 2011 and he was not bonus eligible in 2011.

Name	Title	Target Award
Alan B. Miller	Chief Executive Officer and Chairman of the Board	100%

Marc D. Miller	President	65%

Steve G. Filton	Senior Vice President and Chief Financial Officer	50%

Debra K. Osteen	Senior Vice President	50%

Marvin G. Pember	Senior Vice President	50%

Pursuant to the Plan and the formulae approved by the Committee, each executive officer will be entitled to receive between 0% and 250% of that executive officer’s target bonus based, either entirely or in part, on the Company’s achievement of a combination of: (i) a specified range of target levels of earnings per share from continuing operations (as defined in our Proxy Statement), and; (ii) a specified range of target levels of return on capital (net income divided by quarterly average net capital) for the year ending December 31, 2012.

With respect to Messrs. Alan B. Miller, Marc D. Miller and Steve G. Filton, 100% of their annual incentive bonus for 2012 will be determined using the corporate performance criteria described above. With respect to Ms. Osteen and Mr. Pember, 25% of their annual incentive bonus for 2012 will be determined using the corporate performance criteria described above and the remaining 75% will be determined using divisional performance criteria based on achievement of specified income targets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH SERVICES, INC.

Date: March 26, 2012	By:	/s/ Steve Filton
	Name:	Steve Filton
	Title:	Senior Vice President and Chief Financial Officer